Exhibit 99.01
FOR IMMEDIATE RELEASE

Investor Contact: Frank Yoshino	Press Contact: Robin Austin
Vice President — Finance	Director, Public Relations
(714) 885-3697	(714) 885-3462
EMULEX REPORTS SECOND QUARTER FISCAL 2008 RESULTS
Achieves Record Quarterly Revenues of $130.6 Million

          COSTA MESA, Calif., January 24, 2008 — Emulex Corporation (NYSE:ELX) today announced results for its second fiscal quarter ended December 30, 2007.
Second Quarter Highlights
•	Total net revenues of $130.6 million, an increase of 12% sequentially and 8% year-over-year

•	Host Server Product (HSP) net revenues of $94.4 million, or 72% of total net revenues

•	HSP installed base surpasses five million ports

•	Embedded Storage Product (ESP) net revenues of $36.1 million, or 28% of total net revenues

•	GAAP gross margin of 63% and non-GAAP gross margin of 68%

•	GAAP operating income of $25.4 million, or approximately 19% of total net revenues, and record non-GAAP operating income of $41.1 million, or approximately 31% of net revenues

•	GAAP diluted EPS of $0.21 and non-GAAP diluted EPS of $0.34

•	Cash, cash equivalents and investments of $307.6 million, an increase of $32.7 million from $274.9 million at the end of the prior quarter

•	Inventory turnover of 10.8 times
# # # #

FY’08 Q2 Earning Results
January 24, 2008

Financial Results
     Second fiscal quarter net revenues were $130.6 million, an increase of 12% sequentially and 8% from the second quarter of fiscal 2007, and represented the highest quarterly revenues in the Company’s history. Second quarter GAAP net income was $17.6 million, or $0.21 per diluted share. GAAP net income per diluted share increased 75% sequentially from $0.12 per diluted share in the first fiscal quarter and compared favorably to a loss of $0.12 per share in the year ago period. Non-GAAP net income for the second fiscal quarter, which excludes amortization of intangibles and stock-based compensation, was $28.2 million, or $0.34 per diluted share. Non-GAAP net income per diluted share increased 26% both sequentially and year-over-year from $0.27 per diluted share in both of the prior periods. Reconciliations between GAAP and non-GAAP results are included in the accompanying financial data.
     Jim McCluney, president and CEO commented, “After a strong start in our first quarter of fiscal 2008, we followed up with record revenues and record non-GAAP operating income in our second quarter. Embedded Storage Products (ESP), which grew 29% sequentially, was a key contributor to achieving these results. We expect continued momentum in the March quarter from design wins which have begun shipping recently and several more unannounced wins to further drive ESP revenue and deliver on our diversification strategy. In addition, we saw solid performance from our Host Server Products where Fibre Channel HBAs and mezzanine cards for blade servers grew more than 10 percent sequentially.”
     “Technology leadership for the data centers of today and tomorrow is our priority. Today, the need to handle the unrelenting growth of digital data within tightening budget constraints is driving demand for products that enable CIOs to deploy lower cost virtualized servers and tiered storage. For the converged data centers of tomorrow, we partnered with Nuova Systems to showcase the first demonstration of Fibre Channel over Ethernet (FCoE) in Europe at Storage Networking World during the quarter,” concluded McCluney.

FY’08 Q2 Earning Results
January 24, 2008

Business Outlook
          Although actual results may vary depending on a variety of factors, many of which are outside the Company’s control, Emulex is providing guidance for its third fiscal quarter ending March 30, 2008. Emulex is budgeting for third quarter net revenues in the range of $127-$131 million. The Company expects non-GAAP gross margin will be approximately 67% and non-GAAP earnings per share could amount to $0.28-$0.30. On a GAAP basis, Emulex expects gross margin of approximately 62% and diluted third quarter earnings per share of $0.16-$0.18 per share, reflecting approximately $0.12 per diluted share in expected GAAP charges arising primarily from amortization of intangibles and stock-based compensation.
Webcast Information
          Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the second fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112 and using the passcode 2964234.
About Emulex
          Emulex Corporation creates enterprise-class products that intelligently connect storage, servers and networks enabling access to information that is open, adaptable and secure. The world’s largest storage and server OEMs rely on our highly flexible common architecture to establish a robust foundation for cost-effectively integrating a wide array of storage protocols, standards, and speeds. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and corporate headquarters is located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

FY’08 Q2 Earning Results
January 24, 2008

Note Regarding Non-GAAP Financial Information. To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company has included the following non-GAAP financial measures in this press release or in the webcast to discuss the Company’s financial results for the second fiscal quarter which may be accessed via the Company’s website at www.emulex.com: (i) non-GAAP gross margin, (ii) non-GAAP operating expenses, (iii) non-GAAP operating income, (iv) non-GAAP net income, and (v) non-GAAP diluted earnings per share. Each of these non-GAAP financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business, in connection with the preparation of annual budgets, and in measuring performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
The non-GAAP disclosures and the non-GAAP adjustments, including the basis for excluding such adjustments and the impact on the Company’s operations, are outlined below:
          Non-GAAP gross margin. Non-GAAP gross margin excludes the effects of (i) amortization of intangibles, (ii) stock-based compensation expense, (iii) the mark-up to fair value of inventory acquired in the Sierra Logic acquisition and subsequently sold and (iv) impairment of intangible assets. At the time of an acquisition, the intangible assets and inventory of the acquired company are recorded at fair value and subsequently either amortized over their estimated useful lives or expensed as sold. The Company believes that such intangibles and the mark-up on acquired inventory do not constitute part of its core business because they generally represent costs incurred by the acquired company to build value prior to acquisition and as such they are effectively part of transaction costs rather than ongoing costs of operating the Company’s core business. In this regard, the Company notes that (1) once the intangibles are fully amortized or the acquired inventory is consumed, the intangibles and the inventory mark-up will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (2) although the Company sets the amortization expense based on useful life of the various assets at the time of the transaction, the Company cannot influence the timing and amount of the future amortization expense recognition once the lives are established. As a result, the Company believes that exclusion of these costs in presenting non-GAAP gross margin and other non-GAAP financial measures provides management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within its core business. Similarly, the Company believes that presentation of gross margin and other non-GAAP measures that exclude the impact to gross margin of stock-based compensation expense assists management and investors in evaluating the

FY’08 Q2 Earning Results
January 24, 2008

period over period performance of the Company’s ongoing core business operations because the expenses are non-cash in nature and, although the size of the grants is within the Company’s control, the amount of expense varies depending on factors such as short-term fluctuations in stock price and volatility which can be unrelated to the operational performance of the Company during the period in question and generally is outside the control of management during the period in which the expense is recognized. Moreover, the Company believes that the exclusion of stock-based compensation in presenting non-GAAP gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of stock-based compensation to the Company’s gross margin and other financial measures in comparison to both prior periods as well as to its competitors. Furthermore, with respect to the exclusion of charges relating to the impairment of intangible assets, the Company believes that presentation of a measure of non-GAAP gross margin that excludes such charges is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, the Company notes that the impairment of intangible assets charges are infrequent in nature and are unrelated to the Company’s core business.
          The Company believes disclosure of non-GAAP gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, the Company has limited control over the timing and amount of the expenditures being discussed. A material limitation associated with the use of this measure as compared to the GAAP measure of gross margin is that it may not be comparable with the calculation of gross margin for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
          Non-GAAP operating income. Non-GAAP operating income excludes the effects of (i) amortization of intangibles, (ii) in-process research and development expenses, (iii) stock-based compensation expense, (iv) the mark-up to fair value of inventory acquired in the Sierra Logic acquisition and subsequently sold and (v) impairment of intangible assets. The Company believes that presentation of a measure of operating income that excludes amortization of intangibles, the mark-up on Sierra Logic inventory acquired, stock-based compensation expense and impairment of intangible assets is useful to management and investors for the same reasons as described above with respect to non-GAAP gross margin. In-process research and development is an expense relating to acquisitions. At the time of an acquisition, in-process research and development costs of the acquired entity are expensed. As is the case with respect to the amortization of intangibles, the Company believes that such in-process research and development expenses do not constitute part of its core business because they generally represent costs incurred by the acquired company to build value or develop technology prior to acquisition and as such they are part of transaction costs rather than ongoing costs of operating the Company’s core business. In this regard, the Company notes that (1) once in-process research and development is expensed, it generally will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (2) the Company cannot influence the amount of in-process research and development expenses incurred. As a result, the Company believes that exclusion of in-process research and development expenses in presenting non-GAAP operating income gives management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within its core business.

FY’08 Q2 Earning Results
January 24, 2008

          The Company believes disclosure of non-GAAP operating income has economic substance because the excluded expenses are either infrequent in nature or do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measure of operating income is that it may not be comparable with the calculation of operating income for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
          Non-GAAP operating expenses. Non-GAAP operating expenses exclude the effects of (i) amortization of other intangibles, (ii) in-process research and development expenses and (iii) stock-based compensation expense. The Company believes that presentation of a measure of operating expenses that excludes the amortization of intangibles, in-process research and development expenses and stock-based compensation expense is useful to investors and the Company for the same reasons as described above with respect to non-GAAP operating income and non-GAAP gross margin.
          The Company believes disclosure of non-GAAP operating expenses has economic substance because the excluded expenses are either infrequent in nature or do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measure of operating expenses is that it may not be comparable with the calculation of operating expenses for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
          Non-GAAP net income and non-GAAP diluted earnings per share. Non-GAAP net income and non-GAAP earnings per share exclude the effects of (i) amortization of intangibles, (ii) in-process research and development expenses, (iii) stock-based compensation expense, (iv) the mark-up to fair value of inventory acquired in the Sierra Logic acquisition and subsequently sold, (v) recovery of a previous impairment of a strategic investment and associated note, and (vi) impairment of intangible assets. In addition, non-GAAP net income and non-GAAP diluted earnings per share reflect an adjustment of income tax expense associated with exclusion of the foregoing expense (income) items. The adjustment of income taxes is required in order to provide management and investors a more accurate assessment of the taxes that would have been payable on net income, as adjusted by exclusion of the effects of the above listed items. The Company believes that presentation of measures of net income and diluted earnings per share that exclude these items is useful to management and investors for the reasons described above with respect to non-GAAP gross margin and non-GAAP operating income. Moreover, the Company believes that presentation of a measure of net income and diluted earnings per share that excludes the net recovery related to a previous impairment of strategic investment and associated note, is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, the Company notes that recoveries of this type are infrequent in nature and are unrelated to the Company’s core business.
          The Company believes disclosure of non-GAAP net income and non-GAAP diluted earnings per share has economic substance because the excluded expenses are infrequent in nature, do not represent

FY’08 Q2 Earning Results
January 24, 2008

current cash expenditures, or are unlikely to be recurring and are variable in nature. A material limitation associated with the use of this measure as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, and the reconciliation of forward-looking diluted earnings per share below, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. In the past, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that pressured the storage networking market that is the mainstay of the Company’s business. A downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s Original Equipment Manufacturer (OEM) customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable and seasonal procurement patterns of the Company’s customers; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; plans for research and development in India; the Company’s dependence on international sales and internationally produced products; the effect of acquisitions; impairment charges; changes in tax rates or legislation; changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on our business. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”
This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

FY’08 Q2 Earning Results
January 24, 2008

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Net revenues	$130,622	$121,390	$247,692	$223,708
Cost of sales	48,880	55,608	98,023	96,727

Gross profit	81,742	65,782	149,669	126,981

Operating expenses:
Engineering and development	31,477	29,566	62,764	54,877
Selling and marketing	13,740	11,944	26,644	22,136
General and administrative	8,808	7,858	17,377	14,018
In-process research and development	—	21,589	—	20,639
Amortization of other intangible assets	2,280	4,135	4,918	6,988

Total operating expenses	56,305	75,092	111,703	118,658

Operating income (loss)	25,437	(9,310)	37,966	8,323

Nonoperating income:
Interest income	3,487	5,435	6,796	12,873
Interest expense	(7)	(520)	(11)	(1,144)
Other income, net	—	182	61	995

Total nonoperating income	3,480	5,097	6,846	12,724

Income (loss) before income taxes	28,917	(4,213)	44,812	21,047

Income tax provision	11,273	5,863	16,997	16,161

Net income (loss)	$17,644	$(10,076)	$27,815	$4,886

Net income (loss) per share:
Basic	$0.22	$(0.12)	$0.34	$0.06

Diluted	$0.21	$(0.12)	$0.33	$0.06

Number of shares used in per share computations:
Basic	81,885	85,215	82,254	84,861

Diluted	83,809	85,215	84,305	91,676

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $515 for the six months ended December 31, 2006.

FY’08 Q2 Earning Results
January 24, 2008

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 30,	July 1,
	2007	2007

Assets

Current assets:
Cash and cash equivalents	$125,115	$69,036
Investments	182,340	202,288
Accounts and other receivables, net	71,834	67,529
Inventories, net	18,141	28,973
Prepaid expenses	5,835	4,114
Deferred income taxes	27,115	27,114

Total current assets	430,380	399,054

Property and equipment, net	69,078	64,294
Investments	150	—
Intangible assets, net	156,832	170,689
Deferred income taxes	2,372	—
Other assets	13,644	25,440

	$672,456	$659,477

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$22,871	$19,761
Accrued liabilities	30,017	29,483
Income taxes payable	1	21,285

Total current liabilities	52,889	70,529

Other liabilities	2,907	802
Deferred income taxes	—	6,239
Accrued taxes	23,110	—

Total liabilities	78,906	77,570

Total stockholders’ equity	593,550	581,907

	$672,456	$659,477

FY’08 Q2 Earning Results
January 24, 2008

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information
Historical Net Revenues by Channel and Territory:

	Q2 FY 2008	% Total	Q2 FY 2007	% Total
($000s)	Revenues	Revenues	Revenues	Revenues	% Change

Revenues from OEM customers	$96,314	74%	$90,666	75%	6%
Revenues from distribution	34,111	26%	30,752	25%	11%
Other	197	nm	(28)	nm	nm

Total net revenues	$130,622	100%	$121,390	100%	8%

United States	$52,181	40%	$51,061	42%	2%
Pacific Rim countries	32,967	25%	19,352	16%	70%
Europe and rest of world	45,474	35%	50,977	42%	-11%

Total net revenues	$130,622	100%	$121,390	100%	8%

nm — not meaningful
Summary of Stock-based Compensation:

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
($000s)	2007	2006	2007	2006

Cost of sales	$336	$191	$673	$442
Engineering & development	2,966	3,620	6,020	6,328
Selling & marketing	1,476	1,505	2,855	2,893
General & administrative	2,362	2,226	4,543	3,880

Total stock-based compensation	$7,140	$7,542	$14,091	$13,543

Reconciliation of GAAP gross margin to non-GAAP gross margin:

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
($000s)	2007	2006	2007	2006

GAAP gross margin	62.6%	54.2%	60.4%	56.8%

Items excluded from GAAP gross margin to calculate non-GAAP gross margin:
Stock-based compensation	0.2%	0.2%	0.3%	0.2%
Amortization of intangibles	4.8%	6.0%	5.1%	5.0%
Impairment of intangibles	—	—	1.3%	—
Additional cost on sell through of stepped up inventory	—	1.6%	—	0.8%

Non-GAAP gross margin	67.6%	62.0%	67.1%	62.8%

FY’08 Q2 Earning Results
January 24, 2008

Reconciliation of GAAP operating expenses to non-GAAP operating expenses:

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
($000s)	2007	2006	2007	2006

GAAP operating expenses, as presented above	$56,305	$75,092	$111,703	$118,658

Items excluded from GAAP operating expenses to calculate non-GAAP operating expenses
Stock-based compensation	(6,804)	(7,351)	(13,418)	(13,101)
Amortization of other intangibles	(2,280)	(4,135)	(4,918)	(6,988)
In-process research and development	—	(21,589)	—	(20,639)

Impact on operating expenses	(9,084)	(33,075)	(18,336)	(40,728)

Non-GAAP operating expenses	$47,221	$42,017	$93,367	$77,930

Reconciliation of GAAP operating income (loss) to non-GAAP operating income:

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
($000s)	2007	2006	2007	2006

GAAP operating income (loss), as presented above	$25,437	$(9,310)	$37,966	$8,323

Items excluded from GAAP operating income to calculate non-GAAP operating income:
Stock-based compensation	7,140	7,542	14,091	13,543
Amortization of intangibles	8,554	11,463	17,631	18,206
Impairment of intangibles	—	—	3,097	—
In-process research and development	—	21,589	—	20,639
Additional cost on sell through of stepped up inventory	—	1,922	—	1,922

Impact on operating income	15,694	42,516	34,819	54,310

Non-GAAP operating income	$41,131	$33,206	$72,785	$62,633

FY’08 Q2 Earning Results
January 24, 2008

Reconciliation of GAAP net income (loss) to non-GAAP net income:

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
($000s)	2007	2006	2007	2006

GAAP net income (loss), as presented above	$17,644	$(10,076)	$27,815	$4,886

Items excluded from GAAP net income (loss) to calculate non-GAAP net income:
Stock-based compensation	7,140	7,542	14,091	13,543
Amortization of intangibles	8,554	11,463	17,631	18,206
Impairment of intangibles	—	—	3,097	—
In-process research and development	—	21,589	—	20,639
Additional cost on sell through of stepped up inventory	—	1,922	—	1,922
Net recovery related to previous impairment of a strategic investment and associated note	—	—	—	(819)
Income tax effect of above items	(5,089)	(7,573)	(11,595)	(10,757)

Impact on net income (loss)	10,605	34,943	23,224	42,734

Non-GAAP net income	$28,249	$24,867	$51,039	$47,620

Reconciliation of GAAP diluted earnings (loss) per share to non-GAAP diluted earnings per share:

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
(000s)	2007	2006	2007	2006

Diluted GAAP earnings (loss) per share, as presented above	$0.21	$(0.12)	$0.33	$0.06

Items excluded from diluted GAAP earnings (loss) per share to calculate diluted non-GAAP earnings per share, net of tax effect:
Stock-based compensation	0.07	0.06	0.13	0.11
Amortization of intangibles	0.06	0.08	0.13	0.13
Impairment of intangibles	—	—	0.02	—
In-process research and development	—	0.24	—	0.23
Additional cost on sell through of stepped up inventory	—	0.01	—	0.01
Net recovery related to previous impairment of a strategic investment and associated note	—	—	—	(0.01)

Impact on diluted earnings (loss) per share	0.13	0.39	0.28	0.47

Non-GAAP diluted earnings per share	$0.34	$0.27	$0.61	$0.53

Diluted shares used in non-GAAP per share computations	83,809	92,214	84,305	91,676

FY’08 Q2 Earning Results
January 24, 2008

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
March 30, 2008
Non-GAAP diluted earnings per share guidance	$0.28 - $0.30

Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings per share guidance:
Amortization of intangibles	0.06
Stock-based compensation	0.06

GAAP diluted earnings per share guidance	$0.16 - $0.18

Forward-Looking Gross Margin Reconciliation:

Guidance for
Three Months Ending
March 30, 2008
Non-GAAP gross margin guidance	67%

Items excluded from non-GAAP gross margin to calculate GAAP gross margin guidance:
Amortization of intangibles	5%
Stock-based compensation	—

GAAP gross margin guidance	62%